HORIZON GLOBAL CORPORATION

Restricted Stock Units Agreement
Annual Grant

This RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of _______ __, 20__, by and between Horizon Global Corporation, a Delaware corporation (the “Company”), and _________________ (the “Grantee”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s Amended and Restated 2015 Equity and Incentive Compensation Plan (the “Plan”).
2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee that was duly adopted on _______ __, 20__, the Company has granted to the Grantee as of _______ __, 20__ (the “Date of Grant”) __________ Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Grantee to receive one Common Share subject to and upon the terms and conditions of this Agreement.
3.Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Common Shares underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.
4.Vesting of RSUs.

(a)
The RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof in substantially equal installments on each of __________________________________, conditioned upon the Grantee’s continuous employment with the Company or a Subsidiary through such dates (the period from the Date of Grant until _______ __, 20__, the “Vesting Period”). Any RSUs that do not so become nonforfeitable will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Grantee ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)
Notwithstanding Section 4(a) above, the RSUs shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof upon the occurrence of any of the following events at a time when the RSUs have not been forfeited (to the extent the RSUs have not previously become nonforfeitable) in the following manner:

(i)
All of the RSUs shall become nonforfeitable and payable to the Grantee if the Grantee should die or become Disabled prior to the end of the Vesting Period while the Grantee is continuously employed by the Company or any of its Subsidiaries; or

(ii)	In the event of a Change in Control that occurs prior to the end of the Vesting Period, the RSUs shall become nonforfeitable and payable in accordance with Section 4(c) below.

(c)
(i)     Notwithstanding Section 4(a) above, if at any time before the end of the Vesting Period or forfeiture of the RSUs, and while the Grantee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the RSUs will become nonforfeitable and payable to the Grantee in accordance with Section 5 hereof, except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 4(c)(ii) to continue, replace or assume the RSUs covered by this Agreement (the “Replaced Award”).

(ii)
For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)
If, after receiving a Replacement Award, the Grantee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Grantee for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall become nonforfeitable and payable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination.

(iv)
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.

(d)	For purposes of this Agreement, the following definitions apply:

(i)
“Good Reason” shall mean (A) a material and permanent diminution in the Grantee’s duties or responsibilities; (B) a material reduction in the aggregate value of base salary and bonus opportunity provided to the Grantee by the Company; or (C) a permanent reassignment of the Grantee to another primary office more than 50 miles from the current office location. The Grantee must notify the Company of the Grantee’s intention to invoke termination for Good Reason within 90 days after the Grantee has knowledge of such event and provide the Company 30 days’ opportunity for cure, or such event shall not constitute Good Reason. The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

(ii)
“Cause” shall mean (A) the Grantee’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business; (B) the Grantee’s willful misconduct in the performance of the Grantee’s duties to the Company or its Subsidiaries and failure to cure such breach within thirty days following written notice thereof from the Company; (C) the Grantee’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty days following written notice thereof from the Board; or (D) the Grantee’s breach of fiduciary duty to the Company or its Subsidiaries for personal profit.  Any failure by the Company or a Subsidiary to notify the Grantee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the

Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(iii)
“Disabled” shall mean (A) the Grantee is unable to engage in any substantial gainful activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, or (B) due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, the Grantee has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.

5.    Form and Time of Payment of RSUs.

(a)
Payment for the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of Common Shares. Except as provided in Section 5(b) or 5(c), payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date that the RSUs become nonforfeitable pursuant to Section 4 hereof.

(b)
If the RSUs become nonforfeitable (i) by reason of the occurrence of a Change in Control as described in Section 4(c), and if the Change in Control does not constitute a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, or (ii) by reason of a termination of the Grantee’s employment, and if such termination does not constitute a “separation from service” for purposes of Section 409A(a)(2)(A)(i) of the Code, then payment for the RSUs will be made upon the earliest of (A) the Grantee’s “separation from service” with the Company and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the Code), (B) the date the RSUs would have become nonforfeitable under Section 4(a) had the Grantee remained in continuous employment, (C) the Grantee’s death, (D) the occurrence of a Change in Control that constitutes a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, or (E) the Grantee’s becoming Disabled.

(c)
If the RSUs become payable on the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, then payment for the RSUs shall be made on the earlier of the fifth business day of the seventh month after the date of the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or the Grantee’s death.

(d)
Except to the extent provided by Section 409A of the Code and permitted by the Committee, no Common Shares may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.

(e)	The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Shares corresponding to such RSUs.
6.    Dividend Equivalents; Voting and Other Rights.

(a)
The Grantee shall have no rights of ownership in the Common Shares underlying the RSUs and no right to vote the Common Shares underlying the RSUs until the date on which the Common Shares underlying the RSUs are issued or transferred to the Grantee pursuant to Section 5 above.

(b)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Common Shares in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Shares generally, the Grantee shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate.

(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.    Adjustments. The number of Common Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.
8.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery to the Grantee of Common Shares or any other payment to the Grantee or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Common Shares to be delivered to the Grantee or by delivering to the Company other Common Shares held by the Grantee. If such election is made, the shares so retained shall be credited against such withholding requirement at the market value of such Common Shares on the date of such delivery. In no event will the market value of the Common Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

9.    Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
10.    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).
11.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.
12.    No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.
13.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
14.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
15.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
16.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company's clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded).
17.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.    Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
19.    Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
20.    Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
21.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
[SIGNATURES ON FOLLOWING PAGE]

HORIZON GLOBAL CORPORATION
By:

Name:
Title:

Grantee Acknowledgment and Acceptance

By:

Name:
Title: